Exhibit 10.1

FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT
BY AND BETWEEN ROCKWOOD HOLDINGS, INC.
and SEIFOLLAH GHASEMI

The Employment Agreement by and between Rockwood Holdings, Inc. (the “Company”) and Seifollah Ghasemi (the “Executive”) entered into as of September 28, 2001 (the “Executive Employment Agreement”), is hereby amended (the “Amendment”), effective August 9, 2004, in the manner set forth below:

Section 6(b) shall be amended and restated in its entirety, effective as of the date of execution of the Amendment, as follows:

“b.           Supplemental Pension Benefit.

As soon as practicable after August 9, 2004, the “Supplemental Executive Retirement Plan for Seifollah Ghasemi” (the “SERP”), established effective November 1, 2001 pursuant to this Agreement, shall be terminated, and Company and Executive shall take all actions necessary to cause the trust previously established pursuant to this Agreement (the “Rabbi Trust”) to distribute promptly all of its assets to Executive, in a lump sum (the “Accelerated Amount”), at which time the Rabbi Trust shall terminate and be of no further force and effect.  Effective on and after August 9, 2004, the Company shall make no further contributions to the Rabbi Trust, but shall instead pay directly to Executive during the Employment Term the sum of $48,000 per month (the “Supplemental Pension Benefit”).

This Amendment may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date set forth above.

ROCKWOOD HOLDINGS, INC.	SEIFOLLAH GHASEMI

/s/ Thomas J. Riordan	/s/ Seifollah Ghasemi
By: Thomas J. Riordan
Title: Vice President, Law and Administration